Playlogic Signs Game Deal with Futurikon for “Dragon Hunters”
New developers engaged and starting production

(Amsterdam, The Netherlands) Publisher Playlogic Entertainment, Inc. (OTC BB: PLGC) announced that it has signed a worldwide 3 year license with a 2 year extension, on all platforms, based on the popular franchise Dragon Hunters with Futurikon (France). The animated television series is on air and there is also a full feature-length animated movie based on the series scheduled for release early next year.

“We really enjoy starting this ambitious collaboration with Playlogic. The Universe of Dragon Hunters has a high creative value. Moreover the hunting stories, the humour and the variety of the Dragons allow for the creation of great videogames. We are sure that the Playlogic team will reach this goal!” states Philippe Delarue, CEO of Futurikon.

“We are very pleased to have entered into an agreement with Futurikon,” comments Stefan Layer, Playlogic’s VP of Sales and Marketing. “This cooperation enables Playlogic to exploit the Dragon Hunters universe on various platforms. Playlogic will be able to use material from the Dragon Hunters CGI movie out in cinemas in 2008, as well as from two seasons of the Dragon Hunters TV series.”

Playlogic plans to publish the game version of Dragon Hunters on Nintendo DS in line with the movie release, scheduled for Q1 of 2008.

"The Dragon Hunters universe is a perfect match for a video game,” states Dominique Morel, CTO of Playlogic. This concept is not only graphically very creative and original; Dragon Hunters is also a superb opportunity to create rich new interactive content, with hilariously fun game play. Playlogic and the developers already working with us on this game are totally enthusiastic about its potential. Hunting will never have been more fun!"

About Dragon Hunters
The universe of DRAGON HUNTERS has been created by Arthur Qwak, Guillaume Ivernel and Valérie Hadida. An animated TV series (the first 26 episode season is on air and a second season of 26 episodes is currently in production) and a CGI feature film are produced by the French company Futurikon. It follows the adventures of two hunters for hire through a world which is a myriad of small islands, floating about in space and interconnected by bridge constructions, that is terrorized by a widely varying menace of monsters known collectively as dragons.

About Futurikon
FUTURIKON was founded in 1996, by Philippe Delarue, CEO and executive producer. Based in Paris and London, it specializes in the production and distribution of animation programs, feature films and documentaries. The company aims at producing innovative, entertaining and enlightening shows, inspired by the creative minds of French and European writers and artists.  But FUTURIKON is also open to international influence, exploiting and developing the creative synergies of cinema, television, multimedia, music and publishing, wherever they may be found.

About Playlogic:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 75 employees, is listed on the OTCBB under the symbol "PLGC" and is headquartered in New York and Amsterdam. Its internal game development studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world with approximately 300 people of external development staff. Currently, 10 games on 12 platforms are in the works including “Obscure II,” “Officers” and “Age of Pirates: Captain Blood” and “Evil Days of Luckless John” which will be published this year. Recent world-wide releases include “Xyanide Resurrection,” “Ancient Wars: Sparta,” "Infernal,” "Age of Pirates: Caribbean Tales," “World Racing 2,” “Knights of the Temple 2” and “Gene Troopers.”

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product.

FORWARD LOOKING STATEMENTS
This release contains statements about Playlogic's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Playlogic's business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Playlogic on the date of this release, and Playlogic assumes no obligation to update such statements.

For further information about Playlogic, the games it publishes and develops, artwork and press information, please visit our Press Section at www.playlogicgames.com
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